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                                                                     Exhibit 5.2

                           [LETTERHEAD OF ICE MILLER]



June 18, 2001

Board of Directors
Galyan's Trading Company, Inc.
2437 East Main Street
Plainfield, IN 46168

Gentlemen:

     We have acted as special Indiana counsel to Galyan's Trading Company, Inc., an Indiana corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purposes of registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of up to 7,475,000 shares of Common Stock of the Company (the "Shares"), which include 975,000 Shares that the underwriters identified in the Registration Statement have an option to purchase from the Company to cover over-allotments, if any. The Shares are to be offered to the public as set forth and described in the Registration Statement.

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

     1. The proposed form of Second Amended and Restated Articles of Incorporation of the Company (the "Second Amended and Restated Articles");

    2.   A proposed form of specimen certificate representing the Shares; and

    3.   The Registration Statement.

     For purposes of this opinion, we have assumed that (i) the Shares will be issued pursuant to the terms of the Registration Statement; and (ii) no changes will occur in the applicable law or the pertinent facts before the issuance of the Shares.
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     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with,
(b) the Second Amended and Restated Articles have been filed with and approved by the Indiana Secretary of State and have taken effect; and (c) the Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Shares will be validly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption "Legal Matters" in the Prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.

     This letter is rendered to you only in connection with the legality of the issuance of the Shares in the above-referenced public offering. Without our prior written consent, this letter may not be quoted in whole or in part or otherwise referred to in any report or document or furnished to any other person or entity. This letter may be relied upon by O'Melveny & Myers LLP in rendering its opinion regarding the legality of the issuance of the Shares to be sold pursuant to the Registration Statement.

                                    Very truly yours,

                                    /s/ ICE MILLER